THE ALPINE GROUP, INC. ANNOUNCES COMPLETION OF WOLVERINE TUBE INVESTMENT

EAST RUTHERFORD, N.J., Feb. 16 /PRNewswire-FirstCall/ -- The Alpine Group, Inc. (“Alpine”) (OTC Bulletin Board: APNI.OB - News) today announced that it and its co-investor, Plainfield Special Situations Master Fund Limited (“Plainfield”), had completed the previously announced purchase of $50 million of newly issued shares of Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock") of Wolverine Tube, Inc. ("Wolverine") (OTC Bulletin Board: WLVT.PK - News). The Series A Preferred Stock is convertible into shares of Wolverine common stock at a conversion price of $1.10 per share. The Series A Preferred Stock will vote with the common stock on an as-converted basis on all matters. Alpine's and Plainfield's respective representatives, including Steven S. Elbaum, Chairman and Chief Executive Officer of Alpine, will join Wolverine's Board of Directors effective February 24, 2007 and will constitute four of the seven directors of Wolverine's Board of Directors. On joining the Wolverine Board, Mr. Elbaum will become its chairman. Also, Harold M. Karp, Senior Vice President of Alpine will join Wolverine as its President and Chief Operating Officer.

Wolverine is a leading manufacturer of copper and copper alloy tubular products used in a wide range of products across many industrial, commercial and residential markets around the world. Wolverine was founded in 1916 and currently operates in the United States, Canada, Mexico, The Netherlands, Portugal and China. Wolverine had revenues of approximately $1.1 billion for the nine months ended October 1, 2006 and has approximately 2,600 employees.

The Alpine Group, Inc. (OTC Bulletin Board: APNI) has substantial experience in operating and actively managing companies in which it invests capital. Alpine has focused on industrial and other businesses that are underperforming, experiencing financial constraints and will benefit from operational improvements, consolidation and an improved capital structure. Alpine has actively invested in and operated leading domestic and global manufacturers of specialty materials, coatings, wire and cable products and electronic components.

Plainfield is a fund managed by Plainfield Asset Management LLC, a registered investment advisor, headquartered in Greenwich, Connecticut.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Alpine's most recent annual report and other filings with the Securities and Exchange Commission.